Exhibit 99(a)(1)(G)

OFFER TO PURCHASE FOR CASH
by
CA, INC.
of
Up to 40,816,327 Shares of its Common Stock (including the Associated Rights to Purchase Series One Junior Participating Preferred Stock, Class A) At a Per Share Purchase Price Not Less Than $22.50 nor Greater Than $24.50

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 14, 2006, UNLESS THE OFFER IS EXTENDED.

August 16, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by CA, Inc., a Delaware corporation (the "Company"), to act as Dealer Managers in connection with its offer to purchase for cash up to 40,816,327 shares of its common stock, par value $.10 per share ("Common Stock"), including the associated rights to purchase Series One Junior Participating Preferred Stock, Class A, under our Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001 and November 9, 2001, at a price not less than $22.50 nor greater than $24.50 per share, net to the seller in cash, without interest. The offer is subject to the terms and conditions set forth in the Offer to Purchase, dated August 16, 2006 (the "Offer to Purchase"), and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the "Offer." Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context requires otherwise, all references herein to "shares" refer to shares of common stock.

        Enclosed with this letter are copies of the following documents:

          1.     Offer to Purchase;

          2.     Letter of Transmittal for your use in accepting the Offer and tendering shares and for the information of your clients;

          3.     A form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          4.     Notice of Guaranteed Delivery with respect to shares;

          5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6.     Return envelope addressed to Mellon Investor Services LLC as the Depositary.

        Certain conditions of the Offer are described in Section 7 of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, September 14, 2006, unless the Offer is extended.

        In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the Depositary. Under no circumstances will interest be paid on the Purchase Price (as defined in the Offer to Purchase) regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for documented, reasonable and customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

        Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Banc of America Securities LLC	Citigroup Global Markets Inc.	J.P. Morgan Securities Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Dealer Managers, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.